UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 21, 2018

TRINET GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36373	95-3359658
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 600 Dublin, CA		94568
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (510) 352-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On June 21, 2018, TriNet Group, Inc. (the “Company”), as guarantor, and its wholly-owned subsidiary, TriNet USA, Inc., as borrower (the “Borrower”), entered into a credit agreement (the “Credit Agreement”), dated as of June 21, 2018, among the Company, the Borrower, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent.
The Credit Agreement provides for: (i) a term loan of $425 million principal amount (the “Initial Term Loan”) and (ii) a revolving credit facility of $250 million (the “Revolving Credit Facility”).
The Initial Term Loan and the Revolving Credit Facility will mature on June 21, 2023. The Borrower expects to use the proceeds of the Initial Term Loan to repay in full all outstanding term loans under its existing credit agreement, dated as of July 9, 2014 among the Company, TriNet HR Corporation, as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended by an incremental facility amendment dated as of July 29, 2016 (as amended, the “2014 Credit Agreement”) and to pay fees and expenses related thereto. Loans under the Revolving Credit Facility after the closing date will be used solely for working capital and other general corporate purposes.
The Initial Term Loan and loans under the Revolving Credit Facility shall bear interest, at the Company’s option, at a rate equal to either the LIBOR rate, plus an applicable margin initially equal to 1.625% per annum, or the prime lending rate, plus an applicable margin equal to 0.625% per annum, with the applicable margin subject to change in the future based on the Company's leverage ratio. The Borrower is required to pay a commitment fee of 0.25%, subject to change in the future based on the Company’s total leverage ratio, on the daily unused amount of the commitments under the Revolving Credit Facility, as well as fronting fees and other customary fees for letters of credit issued under the Revolving Credit Facility.
The Borrower’s obligations under the Credit Agreement and any hedging or treasury management obligations entered into with a lender are guaranteed by the Company and each of the Company’s existing and subsequently acquired or organized direct and indirect domestic subsidiaries (other than certain immaterial subsidiaries, non-wholly owned domestic subsidiaries, subsidiaries whose guarantee would result in material adverse tax consequences, subsidiaries whose guarantee is prohibited by applicable law or contract, and other customary exceptions). The Company, the Borrower and such guarantors are collectively referred to in this Current Report on Form 8-K as the “Loan Parties.”
The Loan Parties’ obligations under the Credit Agreement are secured, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in (i) all tangible and intangible assets of the Loan Parties, except for certain excluded assets, and (ii) all of the equity interests of the subsidiaries of the Loan Parties held by the Loan Parties (limited, in the case of the equity interests of certain foreign subsidiaries and certain domestic subsidiaries that hold no assets other than equity interests of foreign subsidiaries, to 65% of the equity interests of such subsidiaries, equity interests the pledge of which is prohibited by applicable law and equity interests in certain joint ventures). The Borrower is permitted to make voluntary prepayments at any time without payment of a premium. The Borrower is required to make mandatory prepayments of term loans with (i) net cash proceeds from issuances of debt (other than certain permitted debt) and (ii) net cash proceeds from certain non-ordinary course asset sales and casualty and condemnation proceeds (subject to reinvestment rights and other exceptions).
Beginning on September 30, 2018, the Initial Term Loan will amortize in equal quarterly installments equal to 1.25% of the original principal amount thereof, with any remaining balance payable on the final maturity date of the Initial Term Loan.
The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to the Company and its subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness, dividends and other distributions and transactions with affiliates. The Credit Agreement also contains financial covenants that require the Company to maintain a minimum consolidated interest coverage ratio and a maximum total leverage ratio.

The Credit Agreement contains the following events of default subject in certain cases to customary grace periods and notice requirements: (i) failure to pay principal, interest and other obligations when due, (ii) material misrepresentations by the Company, the Borrower or any of their subsidiaries, (iii) breach by any Loan Party of covenants, conditions or agreements in the Credit Agreement and other related agreements, (iv) failure by the Company, the Borrower or any of their subsidiaries to make any payments when due under material indebtedness, (v) certain events with respect to material indebtedness that result in, or would allow the holders thereof to, accelerate such material indebtedness, (vi) certain bankruptcy events with respect to the Company, the Borrower or any of their material subsidiaries, (vii) failure by the Company, the Borrower or any of their material subsidiaries to pay judgments for the payment of money in an aggregate amount in excess of $50,000,000, (viii) the occurrence of certain ERISA events that could reasonably be expected to result in a material adverse effect on the Company’s business, assets, operations or financial condition, the Loan Parties’ ability to perform their obligations under the Credit Agreement and other related agreements or the rights and remedies of the lenders and the administrative agent, (ix) failure of certain liens securing the Credit Agreement and other related agreements to be, or asserted by any Loan Party not to be, valid and perfected, (x) failure of any guarantee by any Loan Party to be in full force and effect, and (xi) the occurrence of a Change in Control (as defined in the Credit Agreement).
The foregoing description of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.
A copy of the press release announcing the Company’s entry into the Credit Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement.
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02. The Borrower used the proceeds of the Initial Term Loan to repay in full the outstanding principal amounts of the 2014 Term Loans (as defined below) and 2014 Revolving Credit Facility (as defined below) under the 2014 Credit Agreement and to pay fees and expenses related thereto. Among other things, the 2014 Credit Agreement provided for a $375 million principal amount term loan, $135 million principal amount incremental term loan commitments (collectively, the “2014 Term Loans”) and a revolving credit facility of $75 million (the “2014 Revolving Credit Facility”). The 2014 Term Loans and the 2014 Revolving Credit Facility had a maturity date of July 9, 2019 and an interest rate equal to, at the borrower’s option, either the LIBOR rate, plus an applicable margin equal to 2.75% per annum, or the prime lending rate, plus an applicable margin equal to 1.75% per annum, with the applicable margin subject to change based on the Company’s leverage ratio.
Accordingly, among other things, (i) all obligations under the 2014 Credit Agreement and all related documents have been paid, satisfied, released and discharged in full; (ii) all unfunded commitments to make credit extensions or financial accommodations to the Company or any other person under the 2014 Credit Agreement have been automatically and irrevocably terminated; and (iii) the Company’s obligations under the 2014 Credit Agreement and all related documents have been automatically and irrevocably terminated (other than with respect to customary provisions and agreements that are expressly specified to survive the termination).
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit Number	Description
10.1	Credit Agreement, dated as of June 21, 2018, among TriNet Group, Inc., TriNet USA, Inc., and Bank of America, N.A.
99.1	Press Release of TriNet Group, Inc., dated June 22, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 22, 2018		TriNet Group, Inc.

		By:	/s/ Brady Mickelsen
Brady Mickelsen
Senior Vice President, Chief Legal Officer and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Credit Agreement, dated as of June 21, 2018, among TriNet Group, Inc., TriNet USA, Inc., and Bank of America, N.A.
99.1	Press Release of TriNet Group, Inc., dated June 22, 2018.